AMENDMENT NO. 4

                             PARTICIPATION AGREEMENT

       The Participation Agreement (the "Agreement"), dated October 1, 2002, by and among AIM Variable Insurance Funds (Invesco Variable Insurance Funds), a Delaware trust ("AVIF (IVIF)"); Invesco Distributors, Inc., a Delaware corporation, CMFG Life Insurance Company (f/k/a CUNA Mutual Insurance Society), an Iowa life insurance company, and CUNA Brokerage Services Inc., is hereby amended as follows:

       WHEREAS, effective January 31, 2012, CUNA Mutual Insurance Society had a name change to CMFG Life Insurance Company. All references to CUNA Mutual Insurance Society will hereby be deleted and replaced with CMFG Life Insurance Company.

"Separate Accounts Utilizing The Funds" in Schedule A of the Agreement is hereby replaced with the following:

SEPARATE ACCOUNTS UTILIZING THE FUNDS
-------------------------------------
   o  CMFG Group Variable Annuity Account
   o  CMFG Variable Annuity Account

The following is added under: "SECTION 2 PROCESSING TRANSACTIONS" before SECTION 2.1(a):

             "Notwithstanding the provisions of paragraph (b) of this Section 2.1, the Parties agree to communicate, process and settle purchase and redemption transactions for Shares (collectively, "Share transactions") via the Fund/SERV and Networking systems of the National Securities Clearing Corporation (hereinafter, "NSCC"). LIFE COMPANY and AVIF (IVIF) each represents and warrants that it: (a) has entered into an agreement with NSCC, (b) has met and will continue to meet all of the requirements to participate in Fund/SERV and Networking, and (c) intends to remain at all times in compliance with the then current rules and procedures of NSCC, all to the extent necessary or appropriate to facilitate such communications, processing, and settlement of Share transactions. AVIF
      (IVIF) agrees to provide LIFE COMPANY with account positions and activity data relating to Share transactions via Networking. LIFE COMPANY shall place trades for the previous Business Day with NSCC using Defined Contribution Clearance & Settlement (hereinafter, "DCC&S") indicators, no later than 8:00 a.m. Central Time, and LIFE COMPANY shall pay for Shares by the scheduled close of federal funds transmissions on the same Business Day on which it places an order to purchase Shares in accordance with this section. Payment shall be in federal funds transmitted by wire from the designated NSCC Settling Bank (on behalf of the LIFE COMPANY).

             For purposes of this Agreement, "Fund/SERV" shall mean NSCC's system for automated, centralized processing of mutual fund purchase and redemption orders, settlement, and account registration; "Networking" shall

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      mean NSCC's (Level Three) system that allows mutual funds and life insurance companies to exchange account level information electronically; "DCC&S" shall refer to an NSCC program that facilitates the automated processing and reporting of defined contribution transactions among asset managers, plan trustees, and plan administrators, including third-party administrators; and "Settling Bank" shall mean the entity appointed by AVIF (IVIF) to perform such settlement services on behalf of AVIF (IVIF), which agrees to abide by NSCC's then current rules and procedures insofar as they relate to same day funds settlement. In all cases, processing and settlement of Share transactions shall be done in a manner consistent with applicable law.

             In the event that any Party is prohibited from communicating, processing or settling Share transactions via Fund/SERV or Networking, such Party shall notify the other Parties by 9:00 a.m. Central Time. After all Parties have been notified, the provisions of paragraphs (b) and (c) of this Section 2.1 shall apply."

    All other terms and provisions of the Agreement not amended herein shall remain in full force and effect. Unless otherwise specified, all defined terms shall have the same meaning given to them in the Agreement.

Effective date: July 1, 2012.

                                           AIM VARIABLE INSURANCE FUNDS
                                           (INVESCO VARIABLE INSURANCE FUNDS)

Attest: /s/ Melanie Ringold                By:   /s/ John M. Zerr
       ------------------------                 ------------------------
Name:  Melanie Ringold                     Name:  John M. Zerr
Title: Assistant Secretary                 Title: Senior Vice/President

                                           INVESCO DISTRIBUTORS, INC.

Attest: /s/ Melanie Ringold                By:   /s/ Peter S. Gallagher
       ------------------------                 ------------------------
Name:  Melanie Ringold                     Name:  Peter S. Gallagher
Title: Assistant Secretary                 Title: President

                                           CMFG LIFE INSURANCE COMPANY

Attest: /s/ Diane M. Fisher                By:   /s/ James H. Metz
       ------------------------                 ------------------------
Name:  Diane M. Fisher                     Name:  James H. Metz
Title: Sr. Law Specialist                  Title: Sr. Vice President

                                           CUNA BROKERAGE SERVICES, INC.

Attest: /s/ Diane M. Fisher                By:   /s/ James H. Metz
       ------------------------                 ------------------------
Name:  Diane M. Fisher                     Name:  James H. Metz
Title: Sr. Law Specialist                  Title: President

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